Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS
Phoenix, March 29, 2011 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three and six months ended February 28, 2011.
“During the second quarter of fiscal 2011, we continued to execute on the key strategic initiatives that we’ve been developing and implementing, which are designed to enhance the student experience, expand student protections and ensure that we enroll students who we believe have a greater likelihood to succeed in our programs,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “While these initiatives are resulting in a period of transition for our business, we are pleased that we have recently begun to see signs of improvement in several of the leading indicators of future activity.”
Apollo Group Co-Chief Executive Officer Chas Edelstein added, “While we are in the early stage of implementing these initiatives, we are excited to see some initial positive signs, such as improving rates of student retention for those who complete Orientation and subsequently enroll, a continued mix shift toward our higher degree-level programs, and lower bad debt expense. We believe these actions are the right things to do for our students, and importantly, we are confident that over time they will solidify our leadership role within the industry and put our organization on a path of more consistently delivering high quality growth.”
Unaudited Second Quarter of Fiscal 2011 Results of Operations
Consolidated net revenue for the second quarter of fiscal 2011 totaled $1,048.6 million, which represents a 2.0% decrease from the second quarter of fiscal 2010, principally due to lower enrollments at University of Phoenix, partially offset by selective tuition price increases, a favorable mix shift toward higher degree-level programs, and improved student retention rates. University of Phoenix Degreed Enrollment decreased 11.6% to 405,300 compared with the prior year’s second quarter, primarily due to a 44.9% decrease in New Degreed Enrollment compared with the prior year period. The Company believes the decline in New Degreed Enrollment is primarily the result of the operational changes and initiatives it has implemented to more effectively support students and improve educational outcomes, including changes in the manner in which admissions and other employees are evaluated and compensated, the full implementation of University Orientation, and the continued refinement of the Company’s marketing approaches to more effectively identify students who have a greater likelihood to succeed in University of Phoenix’s educational programs. Also contributing to the decrease in consolidated net revenue was a $6.4 million decrease in net revenue at Apollo Global in the second quarter compared to the prior year period, due to lower student enrollment at BPP and UNIACC.

The Company reported a loss from continuing operations attributable to Apollo Group for the three months ended February 28, 2011, of $66.6 million, or $0.47 per share (142.4 million diluted weighted average shares outstanding), compared to income from continuing operations attributable to Apollo Group of $103.2 million, or $0.67 per share (155.2 million diluted weighted average shares outstanding) for the three months ended February 28, 2010.
Results for the second quarter of fiscal 2011 contain special items that include goodwill and other intangibles impairment charges of $219.9 million for the BPP subsidiary of Apollo Global ($188.3 million net of noncontrolling interests) and a $1.6 million charge for accrued incremental post-judgment interest and other estimated costs related to a securities class action lawsuit (Policeman’s Annuity and Benefit Fund of Chicago). The Company recorded a tax benefit of $5.0 million, net of noncontrolling interests, associated with these charges. The Company did not record a net tax benefit associated with the goodwill impairment, as it is not deductible for tax purposes. The fiscal 2010 second quarter results included a pre-tax charge of $44.5 million ($26.9 million net of tax) representing an accrual related to the previously mentioned securities class action lawsuit.
Excluding these special items, income from continuing operations attributable to Apollo Group for the three months ended February 28, 2011, was $118.2 million, or $0.83 per share (142.7 million diluted weighted average shares outstanding), compared to income from continuing operations attributable to Apollo Group of $130.1 million, or $0.84 per share for the three months ended February 28, 2010. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Operating Expenses
Instructional and student advisory expenses increased by $6.2 million, or 1.5%, to $421.6 million for the three months ended February 28, 2011, compared to the three months ended February 28, 2010. The increase was primarily due to various strategic initiatives implemented to more effectively support students and improve their educational outcomes, which has resulted in increased compensation related to certain student advisory and infrastructure support functions and increased curriculum development and delivery costs.
Marketing expenses increased by $15.9 million, or 11.3%, to $157.2 million for the three months ended February 28, 2011, compared to the three months ended February 28, 2010. The increase was primarily a result of higher advertising expenditures, driven by the increased costs associated with the Company’s efforts to more effectively identify students who have a greater likelihood to succeed in its educational programs and increases in advertising rates for traditional and online media due to increased competition for higher degree level students.
Admissions advisory expenses decreased by $15.9 million, or 13.4%, to $102.3 million for the three months ended February 28, 2011, compared to the three months ended February 28, 2010. The decrease was a result of lower admissions advisory headcount, including the strategic reduction in force implemented during the first quarter of fiscal 2011 that eliminated approximately 700 full-time positions, principally among admissions personnel. Compensation expense was favorably impacted by a reduction of approximately $8 million in the second quarter of fiscal 2011 related to this reduction in force, the majority of which was in admissions advisory. This decrease was partially offset by higher average employee compensation costs.
General and administrative (“G&A”) expenses increased by $15.5 million, or 22.6%, to $84.3 million for the three months ended February 28, 2011, compared to the three months ended February 28, 2010. The increase is primarily attributable to expenses associated with the Company’s investments in its information technology resources and capabilities, as well as various expenses related to compliance and external affairs activities.
The provision for uncollectible accounts receivable (“bad debt expense”) decreased by $28.3 million, or 38.4%, to $45.5 million for the three months ended February 28, 2011, compared to the three months ended February 28, 2010. The decrease is primarily attributable to reductions in gross accounts receivable as a result of decreases in New Degreed Enrollment and improvements in student retention rates, partially due to the full implementation of University Orientation. Improved collection rates at University of Phoenix also contributed to the decrease.
Depreciation and amortization increased by $3.9 million, or 11.1%, to $39.1 million for the three months ended February 28, 2011, compared to the three months ended February 28, 2010. The increase was primarily due to increased depreciation related to computer equipment and software, partially offset by a decrease in amortization of BPP intangible assets.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the second quarter of fiscal 2011 versus the prior-year period.

	Q2 2011	Q2 2010
Revenues (in thousands)
Degree Seeking Gross Revenues(1)	$1,002,854	$1,022,817
Less: Discounts and other	(49,908)	(55,893)

Degree Seeking Net Revenues(1)	952,946	966,924
Non-degree Seeking Revenues(2)	8,783	9,589
Other, net of discounts (3)	86,900	93,823

	$1,048,629	$1,070,336

Revenue by Degree Type (in thousands)(1)
Associates	$320,288	$379,932
Bachelors	490,076	436,565
Masters	171,379	186,104
Doctoral	21,111	20,216
Less: Discounts and other	(49,908)	(55,893)

	$952,946	$966,924

Degreed Enrollment (rounded to hundreds)(4)
Associates	155,500	201,300
Bachelors	181,200	178,000
Masters	61,200	71,800
Doctoral	7,400	7,500

	405,300	458,600

Degree Seeking Gross Revenues per Degreed Enrollment(1),(4)
Associates	$2,060	$1,887
Bachelors	2,705	2,453
Masters	2,800	2,592
Doctoral	2,853	2,695
All degrees (after discounts)	$2,351	$2,108
New Degreed Enrollment (rounded to hundreds)(5)
Associates	18,900	43,100
Bachelors	20,900	31,300
Masters	7,800	12,200
Doctoral	600	900

	48,200	87,500

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global — BPP, Apollo Global — Other, Meritus and other.

(4)	Represents:
•	students enrolled in a University of Phoenix degree program who attended a course during the quarter and had not graduated as of the end of the quarter;

•	students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and

•	students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(5)	Represents:
•	new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a course in the quarter;

•	students who have previously graduated from a degree program and start a new degree program in the quarter; and

•	students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited First Six Months of Fiscal 2011 Results of Operations
Consolidated net revenue for the six months ended February 28, 2011, was $2.4 billion, a 2.0% increase over the comparable period of fiscal 2010. The increase in consolidated net revenue was primarily attributable to selective tuition price increases at University of Phoenix, partially offset by a 3.2% decrease in University of Phoenix’s average Degreed Enrollment during the six months ended February 28, 2011, as compared to the six months ended February 28, 2010. The Company reported income from continuing operations attributable to Apollo Group of $169.4 million, or $1.17 per share, (144.7 million diluted weighted average shares outstanding), and $343.7 million, or $2.21 per share, (155.6 million diluted weighted average shares outstanding) for the six months ended February 28, 2011, and February 28, 2010, respectively.
Results for the six months ended February 28, 2011 contain special items that include goodwill and other intangibles impairment charges of $219.9 million for the BPP subsidiary of Apollo Global ($188.3 million net of noncontrolling interests), a $2.5 million charge for accrued incremental post-judgment interest and other estimated costs related to a securities class action lawsuit (Policeman’s Annuity and Benefit Fund of Chicago), and a $3.8 million restructuring charge associated with a strategic reduction in force, primarily at University of Phoenix. The Company recorded a tax benefit of $6.9 million, net of noncontrolling interests, associated with these charges. The Company did not record a net tax benefit associated with the goodwill impairment, as it is not deductible for tax purposes. Results for the six months ended February 28, 2010 contain a pre-tax charge of $44.5 million ($26.9 million net of tax) representing an accrual related to the previously mentioned securities class action lawsuit and a tax benefit of $11.4 million resulting from the settlement of disputed tax issues with the Internal Revenue Service.
Excluding these special items, income from continuing operations attributable to Apollo Group for the six months ended February 28, 2011 was $357.1 million, or $2.47 per share, compared to income from continuing operations attributable to Apollo Group of $359.2 million, or $2.31 per share, for the six months ended February 28, 2010. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of February 28, 2011, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1,033.3 million as compared to $1,284.8 million as of August 31, 2010. The decrease is attributable to repayments on borrowings, share repurchases, capital expenditures and an increase in restricted cash, partially offset by cash generated from operations. Restricted cash and cash equivalents (including long-term) increased by $21.5 million compared to August 31, 2010, primarily due to increased student deposits associated with students receiving financial aid.
At February 28, 2011, accounts receivable decreased to $217.8 million from $264.4 million at August 31, 2010. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 22 days at February 28, 2011, compared to 30 days at August 31, 2010 and February 28, 2010. The decrease in DSO versus a year ago is primarily attributable to reductions in gross accounts receivable as a result of decreases in New Degreed Enrollment and improvements in student retention, partially due to the full implementation of University Orientation. Improved collection rates at University of Phoenix also contributed to the decrease.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $393.4 million to $191.0 million at February 28, 2011, from $584.4 million at August 31, 2010. The decrease is due to the repayment of U.S. denominated borrowings on the Company’s $500 million credit facility.
Share Repurchases
The Company repurchased approximately 1.8 million and 6.5 million shares of its common stock at a weighted average purchase price of $42.75 and $38.99 per share for a total expenditure of $75.0 million and $251.5 million during the three and six months ended February 28, 2011, respectively. As of February 28, 2011, approximately $525 million remained available under the Company’s current share repurchase authorization.
Business Outlook
The Company offers the following commentary regarding the outlook for fiscal 2011 and fiscal 2012 based on the business trends observed during the second quarter of fiscal 2011, as well as management’s current expectations of future trends, which could change.
Fiscal 2011:
•	Consolidated net revenue of $4.65-$4.75 billion; and

•	Operating income, excluding the impact of special items, of $1.15-$1.20 billion.
Fiscal 2012:
•	Consolidated net revenue of $4.00-$4.25 billion; and

•	Operating income, excluding the impact of special items, of $675-$800 million.
The Company’s outlook does not reflect the unknown impact of future regulation, including the proposed regulations relating to “gainful employment.”
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 8:00 AM Eastern, 5:00 AM Phoenix time, today, Tuesday, March 29, 2011. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 47837838. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 47837838 until April 8, 2011.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Statements Safe Harbor
Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students in November 2010, (iii) the impact of recent changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, (iv) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, including the final program integrity regulations published by the U.S. Department of Education on October 29, 2010, and the proposed regulations relating to “gainful employment” initially published for comment by the Department on July 26, 2010 and which the Department previously indicated that it expected to publish in final form in early 2011, (v) changes in the Company’s business necessary to remain in compliance with U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies, and (vi) other regulatory developments. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2010 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at http://www.apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	February 28,	August 31,
($ in thousands)	2011	2010
ASSETS:
Current assets
Cash and cash equivalents	$1,033,343	$1,284,769
Restricted cash and cash equivalents	465,689	444,132
Accounts receivable, net	217,800	264,377
Deferred tax assets, current portion	150,830	166,549
Prepaid taxes	38,702	39,409
Other current assets	41,576	38,031
Assets held for sale from discontinued operations	—	15,945

Total current assets	1,947,940	2,253,212
Property and equipment, net	654,465	619,537
Long-term restricted cash and cash equivalents	126,560	126,615
Marketable securities	5,946	15,174
Goodwill	131,285	322,159
Intangible assets, net	125,894	150,593
Deferred tax assets, less current portion	106,086	99,071
Other assets	17,923	15,090

Total assets	$3,116,099	$3,601,451

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$23,254	$416,361
Accounts payable	79,300	90,830
Accrued liabilities	388,193	375,461
Student deposits	496,922	493,245
Deferred revenue	317,278	359,724
Other current liabilities	51,323	53,416
Liabilities held for sale from discontinued operations	—	4,474

Total current liabilities	1,356,270	1,793,511
Long-term debt	167,708	168,039
Deferred tax liabilities	32,621	38,875
Other long-term liabilities	237,060	212,286

Total liabilities	1,793,659	2,212,711

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	69,646	46,865
Apollo Group Class A treasury stock, at cost	(2,647,563)	(2,407,788)
Retained earnings	3,919,420	3,748,045
Accumulated other comprehensive loss	(26,607)	(31,176)

Total Apollo shareholders’ equity	1,315,000	1,356,050

Noncontrolling interests	7,440	32,690

Total equity	1,322,440	1,388,740

Total liabilities and shareholders’ equity	$3,116,099	$3,601,451

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended February 28,		% of Net Revenue
(in thousands, except per share data)	2011	2010	2011	2010
Net revenue	$1,048,629	$1,070,336	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	421,644	415,458	40.2%	38.8%
Marketing	157,215	141,308	15.0%	13.2%
Admissions advisory	102,283	118,152	9.8%	11.0%
General and administrative	84,344	68,800	8.0%	6.4%
Provision for uncollectible accounts receivable	45,540	73,884	4.3%	6.9%
Depreciation and amortization	39,142	35,244	3.7%	3.3%
Goodwill and other intangibles impairment	219,927	—	21.0%	—
Estimated litigation loss	1,574	44,500	0.2%	4.2%

Total costs and expenses	1,071,669	897,346	102.2%	83.8%

Operating (loss) income	(23,040)	172,990	(2.2%)	16.2%
Interest income	785	525	0.1%	—
Interest expense	(1,654)	(3,220)	(0.2%)	(0.3%)
Other, net	313	(79)	—	—

(Loss) income from continuing operations before income taxes	(23,596)	170,216	(2.3%)	15.9%
Provision for income taxes	(76,052)	(69,064)	(7.2%)	(6.4%)

(Loss) income from continuing operations	(99,648)	101,152	(9.5%)	9.5%
Income (loss) from discontinued operations, net of tax	2,575	(10,638)	0.2%	(1.0%)

Net (loss) income	(97,073)	90,514	(9.3%)	8.5%
Net loss attributable to noncontrolling interests	33,035	2,092	3.2%	0.2%

Net (loss) income attributable to Apollo	$(64,038)	$92,606	(6.1%)	8.7%

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$(0.47)	$0.67
Discontinued operations attributable to Apollo	0.02	(0.07)

Basic (loss) income per share attributable to Apollo	$(0.45)	$0.60

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$(0.47)	$0.67
Discontinued operations attributable to Apollo	0.02	(0.07)

Diluted (loss) income per share attributable to Apollo	$(0.45)	$0.60

Basic weighted average shares outstanding	142,354	154,119

Diluted weighted average shares outstanding	142,354	155,168

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Six Months Ended February 28,		% of Net Revenue
(in thousands, except per share data)	2011	2010	2011	2010
Net revenue	$2,375,064	$2,328,995	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	877,456	846,133	37.0%	36.3%
Marketing	323,358	292,925	13.6%	12.6%
Admissions advisory	216,035	233,423	9.1%	10.0%
General and administrative	169,218	139,459	7.1%	6.0%
Provision for uncollectible accounts receivable	102,449	136,582	4.3%	5.9%
Depreciation and amortization	76,244	69,924	3.2%	3.0%
Goodwill and other intangibles impairment	219,927	—	9.2%	—
Estimated litigation loss	2,455	44,500	0.1%	1.9%
Restructuring	3,846	—	0.2%	—

Total costs and expenses	1,990,988	1,762,946	83.8%	75.7%

Operating income	384,076	566,049	16.2%	24.3%
Interest income	1,768	1,457	0.1%	0.1%
Interest expense	(3,824)	(6,128)	(0.2%)	(0.3%)
Other, net	259	(749)	—	—

Income from continuing operations before income taxes	382,279	560,629	16.1%	24.1%
Provision for income taxes	(245,631)	(219,045)	(10.3%)	(9.4%)

Income from continuing operations	136,648	341,584	5.8%	14.7%
Income (loss) from discontinued operations, net of tax	1,947	(10,938)	—	(0.5%)

Net income	138,595	330,646	5.8%	14.2%
Net loss attributable to noncontrolling interests	32,780	2,102	1.4%	0.1%

Net income attributable to Apollo	$171,375	$332,748	7.2%	14.3%

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$1.17	$2.22
Discontinued operations attributable to Apollo	0.02	(0.07)

Basic income per share attributable to Apollo	$1.19	$2.15

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$1.17	$2.21
Discontinued operations attributable to Apollo	0.01	(0.07)

Diluted income per share attributable to Apollo	$1.18	$2.14

Basic weighted average shares outstanding	144,364	154,473

Diluted weighted average shares outstanding	144,658	155,621

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
From Continuing and Discontinued Operations
(Unaudited)

	Six Months Ended February 28,
($ in thousands)	2011	2010
Cash flows provided by (used in) operating activities:
Net income	$138,595	$330,646
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	30,490	29,115
Excess tax benefits from share-based compensation	(569)	(338)
Depreciation and amortization	76,244	71,179
Amortization of lease incentives	(7,023)	(6,518)
Impairment of discontinued operations	—	9,400
Goodwill and other intangibles impairment	219,927	—
Amortization of deferred gain on sale-leasebacks	(822)	(883)
Non-cash foreign currency (gain) loss, net	(267)	534
Provision for uncollectible accounts receivable	102,449	136,582
Estimated litigation loss	2,455	44,500
Deferred income taxes	843	(19,675)
Changes in assets and liabilities, excluding the impact of disposition:
Accounts receivable	(32,443)	(116,879)
Prepaid taxes	(856)	(2,241)
Other assets	(9,399)	(5,606)
Accounts payable and accrued liabilities	(6,210)	(89,675)
Student deposits	2,831	31,378
Deferred revenue	(53,403)	18,443
Other liabilities	21,305	4,902

Net cash provided by operating activities	484,147	434,864

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(81,422)	(68,032)
Maturities of marketable securities	10,000	—
Increase in restricted cash and cash equivalents	(21,502)	(74,847)
Proceeds from disposition	6,250	—

Net cash used in investing activities	(86,674)	(142,879)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(419,454)	(423,850)
Proceeds from borrowings	8,129	17,819
Issuance of Apollo Group Class A common stock	6,082	8,567
Apollo Group Class A common stock purchased for treasury	(252,003)	(201,111)
Noncontrolling interest contributions	6,875	—
Excess tax benefits from share-based compensation	569	338

Net cash used in financing activities	(649,802)	(598,237)

Exchange rate effect on cash and cash equivalents	903	(1,150)

Net decrease in cash and cash equivalents	(251,426)	(307,402)
Cash and cash equivalents, beginning of period	1,284,769	968,246

Cash and cash equivalents, end of period	$1,033,343	$660,844

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$222,442	$243,435
Cash paid for interest	$5,590	$3,583
Supplemental disclosure of non-cash investing and financing activities
Accrued purchases of property and equipment	$10,608	$6,741
Credits received for tenant improvements	$8,021	$8,756
Restricted stock units vested and released	$1,602	$2,802

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except per share data)	2011	2010	2011	2010
Net (loss) income attributable to Apollo, as reported	$(64,038)	$92,606	$171,375	$332,748
Income (loss) from discontinued operations, net of tax	2,575	(10,638)	1,947	(10,938)

(Loss) income from continuing operations attributable to Apollo	(66,613)	103,244	169,428	343,686

Reconciling items:
Goodwill and other intangibles impairment, net of noncontrolling interest(1)	188,258	—	188,258	—
Estimated litigation loss(2)	1,574	44,500	2,455	44,500
Restructuring(3)	—	—	3,846	—

	189,832	44,500	194,559	44,500

Less: tax effects, net of noncontrolling interest	(5,043)	(17,628)	(6,914)	(17,628)
Tax benefit from IRS settlement(4)	—	—	—	(11,356)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$118,176	$130,116	$357,073	$359,202

Diluted income per share from continuing operations attributable to Apollo, as reported	$(0.47)	$0.67	$1.17	$2.21

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$0.83	$0.84	$2.47	$2.31

Diluted weighted average shares outstanding(5)	142,677	155,168	144,658	155,621

(1)	The $188.3 million charge for the three and six months ended February 28, 2011 represents impairments of BPP’s goodwill and other intangible assets, net of noncontrolling interest. We did not record a tax benefit associated with the goodwill impairment because the goodwill is not deductible for tax purposes.

(2)	The $1.6 million and $2.5 million charges for the three and six months ended February 28, 2011, respectively, represent an estimated loss related to a securities litigation matter (Policeman’s Annuity and Benefit Fund of Chicago). The $44.5 million charge for the three and six months ended February 28, 2010 represents an estimated loss associated with the same matter.

(3)	The $3.8 million charge for the six months ended February 28, 2011 represents a charge associated with a strategic reduction in force at University of Phoenix during the first quarter of fiscal year 2011.

(4)	The $11.4 million tax benefit during the six months ended February 28, 2010 resulted from our settlement of disputed tax issues with the Internal Revenue Service during the first quarter of fiscal year 2010.

(5)	Diluted weighted average shares outstanding for the second quarter of fiscal year 2011 includes the dilutive effect of share-based awards that are not reflected in the comparable GAAP reported number due to their anti-dilutive effect on the net loss from continuing operations attributable to Apollo.
Investor Relations Contact:
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Media Relations Hotline ~ (602) 254-0086 ~ media@apollogrp.edu